Exhibit 99.1

CleanCore Solutions, Inc. (ZONE) Reports First Quarter FY 2025 Financial Results and Provides Business Update

Omaha, NE, November 13, 2024 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), developer of patented technology that works as a safe and low-cost replacement for traditional cleaning chemicals, today reported its first quarter 2025 financial results and provided a business update.

“We continued to make important progress during the quarter including expanding our customer base and entering new verticals that are seeking effective cleaning solutions that also provide cost savings,” commented, Clayton Adams, CEO of CleanCore Solutions. “Our past quarter, although we experienced 12% year-over-year revenue growth, was impacted by increased costs associated with going public and a lengthier sales cycle due to the structure of the global Fortune 500 clients in our pipeline.  Our strategic shift to add a direct sales model, combined with increased investment in our sales force and marketing efforts, is projected to substantially boost our monthly recurring revenues in the coming quarters.”

“Our early market traction is evident in our new customer agreements. For example, we recently announced an initial Purchase Agreement with a large building service contractor within the transportation field. We also expanded our penetration within the education vertical with Montessori Schools, which follows deployment of over 200 cleaning systems at a leading university located in the western United States. We believe the demand for our innovative products reflects a strong industry shift toward sustainable solutions that prioritize both safety and environmental impact as well as cost savings. CleanCore’s eco-friendly, health-conscious solutions are designed for high-traffic, sensitive environments such as restaurants, schools and daycares, hotels, airports, and transportation fleets. We are extremely excited about the future of our Company as we begin to reap the benefits of our investments and strategic positioning.”

Financial Results

Revenue for the three months ended September 30, 2024 was approximately $365,000 compared to approximately $326,000 for the three months ended September 30, 2023. General and administrative expenses increased to approximately $916,000 for the three months ended September 30, 2024 compared to approximately $510,000 for the three months ended September 30, 2023. This increase was primarily related to an increase in professional fees, costs related to going public, European certifications needed for overseas distribution, and stock related compensation. Net loss for the three months ended September 30, 2024 was approximately $856,000 compared to approximately $437,000 for the three months ended September 30, 2023.

The Company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2024 is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-Q will also be available on the Company's website.

About CleanCore Solutions

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the SEC.

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